
                                                 Exhibit 12.1


         United Air Lines, Inc. and Subsidiary Companies

        Computation of Ratio of Earnings to Fixed Charges



                                              Six Months Ended
                                                  June 30
                                              1997        1996
                                               (In Millions)
                                              ----------------
Earnings:

   Earnings before income taxes and
       extraordinary item                   $  546      $  380
   Fixed charges, from below                   490         460
   Undistributed earnings of affiliates        (40)        (32)
   Interest capitalized                        (50)        (39)
                                             -----       -----
       Earnings                             $  946      $  769
                                             =====       =====

Fixed charges:

   Interest expense                         $  142      $  156
   Portion of rental expense
    representative of the interest factor      348         304
                                             -----       -----

       Fixed charges                        $  490      $  460
                                             =====       =====

Ratio of earnings to fixed charges            1.93        1.67
                                             =====       =====
